Exhibit 99.1

Vitalibis, Inc. Announces Name Change, Symbol Change and Forward Stock Split

LAS VEGAS, NV -- (WIRE – February 14, 2018) - Vitalibis Inc. (OTC: SALLD) (the "Company"), a technology-based seller of premium, full spectrum CBD oil, along with personal care and nutritional products formulated with premium hemp extracts, today announced that, effective February 8, 2018, the Company changed its name from Sheng Ying Entertainment Corp. to Vitalibis, Inc., accurately reflecting the Company's primary line of business within the full spectrum CBD oil, personal care and nutritional products markets. In addition to the name change, the Financial Industry Regulatory Authority (FINRA) has approved ”VCBD” as the Company's new ticker symbol. For a period of twenty business days, the Company will trade under the symbol 'SALLD,' after which, the Company will trade under the symbol 'VCBD.'

The name and symbol change follows Vitalibis, Inc, entering into a Plan of Merger with Sheng Ying Entertainment Corp., which became effective on February 8, 2018. In conjunction with the merge, Vitalibis, Inc., has also completed a 2.5 for 1 forward stock split of its common stock. The record date of the stock split was February 8, 2018. Shareholders of record as of such date have received 2.5 shares of the Company's common stock for each one share that they owned as of the market close on the record date. The distribution of the new shares was effected on February 8, 2018. The Company's transfer agent records have been updated to reflect the stock split and distribution of the new shares. As a result of the stock split, the issued and outstanding shares of the Company's common stock have increased from 10,804,000 shares to 27,010,000 shares. The Company’s authorized shares of common stock have increased from 45,000,000 shares to 112,500,000 shares.

About Vitalibis, Inc.

Vitalibis endeavours to be an iconic lifestyle brand, which promotes health and wellness within the rapidly growing cannabis industry. Vitalibis seeks to utilize a robust technology platform and innovative micro-influencer sales model to market and sell premium, full spectrum CBD oil, along with personal care and nutritional products formulated with premium hemp extracts. In addition to leveraging technology and selling high-quality products, Vitalibis will focus on supporting non-profits with environmental and neuro-emotional missions.

For additional information, www.vitalibis.com

Contact:

Vitalibis Inc.

702-944-9620

Info@vitalibis.com

Forward-Looking Statements
This press release contains forward-looking statements, including statements words "believe," "may," "estimate," "continue," "anticipate," "intend," "should," "plan," "could," "target," "potential," "is likely," "will," "expect" and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include the future condition of the capital markets in general and the market for microcap securities. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.